Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SEMPRA ENERGY

Bruce E. MacNeil and April R. Robinson certify that:

1.They are a Vice President and the Treasurer and the Corporate Secretary, respectively, of Sempra Energy, a California corporation, with California Entity Number 1991515.
2.The Amended and Restated Articles of Incorporation of this corporation are amended as follows:
a.Article I is amended in its entirety to read as follows:
“ARTICLE I

NAME

The name of the corporation is Sempra (hereinafter, the “Corporation” or the “corporation”).”

b.Section 1 of Article III is amended in its entirety to read as follows:

“1.    The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,175,000,000, of which 1,125,000,000 shall be shares of common stock, no par value (“Common Stock”), and 50,000,000 shall be shares of preferred stock (“Preferred Stock”). The Preferred Stock may be issued in one or more series.”

c.Section 3 of Article III is deleted in its entirety.

d.Article IV is amended in its entirety to read as follows:

“ARTICLE IV

DIRECTORS

1.    Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

2.    Vacancies in the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director. In accordance with the General Corporation Law, no committee of the Board shall have the authority to fill vacancies on the Board.”

e.Article V is amended in its entirety to read as follows:

“ARTICLE V

CUMULATIVE VOTING

No shareholder may cumulate votes in the election of directors, for so long as the Corporation is a “listed corporation” within the meaning of Section 301.5 of the General Corporation Law.”

3.The foregoing amendments of the Articles of Incorporation have been duly approved by the board of directors.
4.The foregoing amendments of the Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote on the foregoing amendments was 314,650,353 shares of Common Stock. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required. The percentage vote required was not less than a majority of the outstanding shares of Common Stock. In addition, (a) there are no outstanding shares of the Corporation’s 6% Mandatory Convertible Preferred Stock, Series A, or 6.75% Mandatory Convertible Preferred Stock, Series B, and (b) there are 900,000 outstanding shares of the Corporation’s 4.875% Fixed-Rate Reset Cumulative Redeemable Perpetual Preferred Stock, Series C, none of which are entitled to vote on the foregoing amendments pursuant to the terms of the Certificate of Determination of Preferences for such series of Preferred Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: May 12, 2023

/s/ Bruce E. MacNeil
Bruce E. MacNeil
Vice President and Treasurer

/s/ April R. Robinson
April R. Robinson
Corporate Secretary

[Signature Page to Certificate of Amendment]